SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g)
     of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 000-19636

                       HEALTHCARE IMAGING SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                  Tri-Parkway Corporate Park, 200 Schulz Drive,
                     Red Bank, N.J. 07701, (908) 224-9292

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   Common Stock Purchase Warrants and Class B Common Stock Purchase Warrants
         (Title of each class of securities covered by this Form)

                     Common Stock, par value $.01 per share
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


                Rule 12g-4(a)(1)(i)  [X]   Rule 12h-3(b)(1)(ii) [ ]
                Rule 12g-4(a)(1)(ii) [ ]   Rule 12h-3(b)(2)(i) [ ]
                Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(2)(ii) [ ]
                Rule 12g-4(a)(2)(ii) [ ]   Rule 15d-6 [ ]
                Rule 12h-3(b)(1)(i)  [X]

 Approximate number of holders of record as of the certification or notice date:

                                      -0-
Pursuant to the requirements of the Securities Exchange Act of 1934, Healthcare Imaging Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  November 15, 1996                  BY: /s/ Elliott H. Vernon
                                          -------------------------
                                          Elliott H. Vernon
                                          Chairman of the Board, President and
                                          Chief Executive Officer